Filed Pursuant to Rule 433

Free Writing Prospectus

Registration No. 333-201464-01

January 13, 2015

BRIXMOR OPERATING PARTNERSHIP LP

Pricing Term Sheet

$700,000,000 3.850% Senior Notes due 2025

This pricing term sheet supplements, and should be read in conjunction with, the preliminary prospectus supplement dated January 13, 2015 (the “Preliminary Prospectus Supplement”) of Brixmor Operating Partnership LP (“we,” “our,” or “us”) and accompanying prospectus dated January 13, 2015 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Brixmor Operating Partnership LP

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa3 (Stable) / BBB- (Stable) / BBB- (Stable)

Securities Offered:	3.850% Senior Notes due 2025

Security Type:	Senior Unsecured Notes

Possible Future Guarantees:	As set forth in the Preliminary Prospectus Supplement

Pricing Date:	January 13, 2015

Settlement Date:

January 21, 2015 (T+5)

We expect that delivery of the notes will be made against payment therefor on or about January 21, 2015, which is the 5th business day following the date of pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of the Prospectus Supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the Prospectus Supplement or the next succeeding business day should consult their own advisors.

Maturity Date:	February 1, 2025

Interest Payment Dates:	February 1 and August 1, beginning August 1, 2015

Principal Amount:	$700,000,000

Public Offering Price:	99.958%

Benchmark Treasury:	2.25% due November 15, 2024

Benchmark Treasury Price / Yield:	103- 02 + / 1.905%

Spread to Benchmark Treasury:	+ 195 basis points

Yield to Maturity:	3.855%

Coupon:	3.850%

Optional Redemption:	Make-whole call at T+30 basis points.

In addition, if the notes are redeemed on or after November 1, 2024 (three months prior to the maturity date), the redemption price will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	11120V AA1 / US11120VAA17

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Evercore Group L.L.C.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
Regions Securities LLC
Sandler O’Neill & Partners, L.P.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Brixmor Operating Partnership LP has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer or Brixmor Property Group Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Citigroup Global Markets Inc. by mail at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; J.P. Morgan Securities LLC, by calling collect 212-834-4533 (collect); or Wells Fargo Securities, LLC, 608 2nd Avenue, South Minneapolis, MN 55402, Attention: WFS Customer Service, by calling (800) 645-3751, or by emailing: wfscustomerservice@wellsfargo.com.